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                                                                   EXHIBIT 23(c)


                       CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Firstar Corporation

We consent to incorporation by reference in the Registration Statement on Form S-4 of Firstar Corporation of our report dated January 30, 1995, relating to the consolidated balance sheets of First Colonial Bankshares Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Firstar Corporation dated April 18, 1995 and to the reference to our firm under the heading "Experts" in the Registration Statement.



                                                           KPMG Peat Marwick LLP


Chicago, Illinois
September 11, 1995